Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statements on Form N-14 of Fidelity Securities Fund and Fidelity Puritan Trust of our reports dated September 16, 2024 and September 12, 2024, relating to the financial statements and financial highlights, which appear in Fidelity Blue Chip Value Fund’s and Fidelity Dividend Growth Fund’s, respectively, (each a series of Fidelity Securities Fund) Annual Reports on Form N-CSR for the year ended July 31, 2024; of our report dated December 16, 2024 relating to the financial statements and financial highlights, which appears in Fidelity Advisor Value Leaders Fund’s (a series of Fidelity Advisor Series VIII) Annual Report on Form N-CSR for the year ended October 31, 2024; of our report dated January 14, 2025 relating to the financial statements and financial highlights, which appears in Fidelity Advisor Dividend Growth Fund’s (a series of Fidelity Advisor Series I) Annual Report on Form N-CSR for the year ended November 30, 2024. We also consent to the references to us under the headings “Additional Information About the Funds” and “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 12, 2025